Exhibit 4.1

     The following lockup provisions were taken from the subscription agreement signed by the shareholders exchanging shares pursuant to the Stock-for-Stock Exchange Agreement date November 1, 2002:

     For a period of six months from the Closing Date, the undersigned shall not sell in the public market any of the shares of eWorldMedia Holdings, Inc. received in exchange for shares of eWorldMedia, Inc. which were subject to a Lockup Agreement. For an additional four and one-half years thereafter, the undersigned shall not sell in the public market any of such shares equaling in excess of 1% of the total outstanding shares of eWorldMedia Holdings, Inc. during any three-month period computed from the date of any proposed sale. So long as the undersigned beneficially owns shares subject to this lockup agreement, he, she, or it will not privately sell, assign, pledge, hypothecate, or transfer any of such shares in a non-market transaction unless the party purchasing, receiving, or obtaining an interest in the shares agrees in writing to be bound by the terms of this lockup agreement.

              Schedule of Shareholders with lockup provision:
                                                         Number
     Name                                               of Shares
     ----                                               ---------
     Michael J. Brown                                     629,500
     Brandy Robin Burnett,
       custodian for Christopher J. Robin                 150,000
     G. Richard Burnett and Brandy Robin Burnett          165,000
     G. Richard Burnett,
       custodian for Lindsay Christine Burnett            165,000
     eBusiness Marketing Group, Inc.                      240,000
     Five Star Marketing Group LLC                        100,000
     Global Marketing Services, Inc.                      240,000
     Kenyatto Montez Jones                                 50,000
     Allen Kimble and Beatrice Kimble                     500,000
     Karen Kirby                                          300,000
     Larry D. McKinney                                    250,000
     Tony Michael                                          50,000
     Henning Danilo Morales                             1,400,000
     John J. Shea and Virginia Ann Shea                    25,000
     Kelly Thayer                                         200,000
     The Gary Family Trust                                100,000
     Misty Touchard                                       100,000
     Ronald C. Touchard                                 2,000,000
     Ron M. Wade                                          125,000
     Michael Wiedder                                      500,000
                                                       ----------
          TOTAL                                         7,289,500
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